Exhibit 4.4

August 22, 2022

mPhase Technologies, Inc.

1101 Wootton Parkway

#1040

Rockville, MD 20852

Attn: Chet White

E-mail: cwhite@mpower.co

VIA ELECTRONIC MAIL

Re: One-Time Waiver/Amendment

Ladies and Gentlemen:

Reference is made to that certain (i) Securities Purchase Agreement, dated June 22, 2022 (the “Purchase Agreement”), between mPhase Technologies, Inc. (the “Company”), and AJB Capital Investments, LLC (the “Purchaser,”; and, together with the Company, the “Parties”); and (ii) Promissory Note dated June 22, 2022, made by the Company in favor of the Purchaser and issued pursuant to the Purchase Agreement (the “Purchaser Note”). Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

For good and valuable consideration, including the One-Time Waiver and Amendment Shares (each as hereinafter defined), the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby (i) waives any Event of Default or any other breach of any provision of the Purchase Agreement, the Purchaser Note or any other Transaction Document, resulting from the Company’s failure to timely file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934 for the quarter ending March 31, 2022 (the “One-Time Waiver”); and (ii) in respect of Event of Default under Section 3.9 of the Note, apart from any Event of Default resulting from the Company’s failure to make filings as described in the foregoing clause (i), the Company shall have thirty (30) days from the date of the failure or breach resulting in such Event of Default, to cure such Event of Default (the “Amendment”).

In consideration for the One-Time Waiver and the Amendment, the Company and the Purchaser agree that the reference in Section 4(o) of the Purchase Agreement, to a strike price of $0.10 down from $0.20 of the Company’s Common Stock (the “Waiver and Amendment Shares”). The Company shall instruct its transfer agent (the “Transfer Agent”) to issue a certificate or book entry statement representing the Waiver and Amendment Shares, issuable to the Purchaser immediately upon the Company’s execution of this letter agreement (the “Letter Agreement”) and shall cause its Transfer Agent to deliver such certificate or book entry statement to the Purchaser. In the event such certificate or book entry statement representing the Waiver and Amendment Shares issuable hereunder shall not be delivered to the Purchaser, it shall be an immediate default under Section 3.2 of the Purchaser Note and the other Transaction Documents. The Waiver and Amendment Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Company’s Common Stock. The Waiver and Amendment Shares shall be deemed fully earned as of the date hereof.

The One-Time Waiver set forth in this letter constitute one-time waivers in respect of the transactions are limited to the matters expressly set forth herein and should not be construed as an indication that the Purchaser has agreed to any other modifications to, consents of, or waivers of any other terms or provisions of the Purchase Agreement or any Transaction Document or of the terms of any other agreement, instrument or security or any modifications to, consents of, or waivers of any default that may exist or occur thereunder.

The Company hereby represents and warrants and covenants to the Purchaser that nothing contained herein or otherwise disclosed to the Purchaser by the Company connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Purchaser by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

The Company hereby covenants and agrees that, as of the date hereof, (i) the Purchaser has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Purchaser has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law principles. Any dispute arising under or relating to or in connection with this letter agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in New York. This letter agreement may be executed in any number of counterparts (including by facsimile, .pdf or other electronic transmission), each of which shall be an original but all of which together shall constitute one and the same instrument.

Very truly yours,

AJB CAPITAL INVESTMENTS, LLC

By:
Name:
Title:

Acknowledged and Agreed

as of August 22, 2022

mPHASE TECHNOLOGIES, INC.

By:
Name:	Chester White
Title:	Board Member

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